                                                                  Exhibit 10.2




         STOCK OPTION AGREEMENT, dated as of September 4, 1996 (the "Agreement"), between OFFICE DEPOT, INC., a Delaware corporation (the "Grantee"), and STAPLES, INC., a Delaware corporation (the "Grantor").

         WHEREAS, the Grantee, the Grantor and Marlin Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Grantor ("Newco"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Newco with and into the Grantee;

         WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Grantee has requested that the Grantor grant to the Grantee an option to purchase 31,900,000 shares of Common Stock, par value $0.006 per share, of the Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

         WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. THE OPTION; EXERCISE; ADJUSTMENTS; PAYMENT OF SPREAD. (a) Contemporaneously herewith the Grantee, Newco and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 31,900,000 shares of Common Stock (the "Shares") at a cash purchase price equal to the lower of (i) $19.50 per Share or (ii) the average closing price of the Common Stock on the Nasdaq National Market for the five consecutive trading days beginning on and including the day that the Merger is publicly announced (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of one of the events set forth in Section 2(c) hereof and prior to the termination of the Option in accordance with the terms of this Agreement.

         (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below)) not later than


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10 business days and not earlier than the next business day following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by 31,900,000.

         (c) If at any time the Option is then exercisable pursuant to the terms of Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Alternative Transaction (as defined in the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the Nasdaq National Market on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread,


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agreement on the value of such other property has not been reached, the
Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

         2. CONDITIONS TO DELIVERY OF SHARES. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

                  (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

                  (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

                  (c) a proposal for an Alternative Transaction (as defined in the Merger Agreement) involving Grantor shall have been made prior to the date the Merger Agreement is terminated pursuant to the terms thereof (the "Merger Termination Date") and one or more of the following events shall have occurred on or after the date of the making of such proposal: (1) the requisite vote of the stockholders of Grantor in favor of the Merger Agreement shall not have been obtained at the Staples Stockholders' Meeting (as defined in the Merger Agreement) or any adjournment or postponement thereof; (2) the Board of Directors of Grantor shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger or failed to confirm its recommendation of the Merger Agreement or the Merger within ten business days after a written request by Grantee to do so; (3) the Board of Directors of Grantor shall have recommended to the stockholders of Grantor an Alternative Transaction (as defined in the Merger Agreement); (4) a tender offer or exchange offer for 20% or more of the outstanding shares of Grantor Common Stock shall have been commenced (other than by Grantee or an affiliate of Grantee)


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



         and the Board of Directors of Grantor shall have recommended that the stockholders of Grantor tender their shares in such tender or exchange offer; or (5) for any reason Grantor shall have failed to call and hold the Staples Stockholders' Meeting (as defined in the Merger Agreement) by the Outside Date (as defined in the Merger Agreement) and Grantor is not at such time otherwise entitled to terminate the Merger Agreement pursuant to Section 8.01(g) thereof.

         3. THE CLOSING. (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or, if the conditions set forth in Section 2(a) or 2(b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to Section 1(c) hereof. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

         (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

         4. REPRESENTATIONS AND WARRANTIES OF THE GRANTOR. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the


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Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise required by the HSR Act, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; (e) no "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation (including, without limitation, Section 203 of the Delaware General Corporation Law) is or shall be applicable to the acquisition of Shares pursuant to this Agreement; and
(f) the Grantor has taken all corporate action necessary so that the grant and any subsequent exercise of the Option by the Grantee will not result in the separation or exercisability of rights under the Rights Agreement, dated as of February 3, 1994, between the Grantor and the First National Bank of Boston, as Rights Agent.

         5. REPRESENTATIONS AND WARRANTIES OF THE GRANTEE. The Grantee represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and will constitute a valid and binding obligation of Grantee; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

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         6. LISTING OF SHARES; HSR ACT FILINGS; GOVERNMENTAL CONSENTS;
DIRECTORSHIP. (a) Subject to applicable law and the rules and regulations of the Nasdaq National Market, the Grantor will promptly file an application to list the Shares on the Nasdaq National Market and will use its best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act; provided, however, that if the Grantor is unable to effect such listing on the NYSE by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

         (b) Upon exercise by the Grantee of the Option, in whole or in part, for at least 16,100,000 Shares (such number representing approximately 10% of the number of outstanding shares of Common Stock on the date hereof) the Grantee shall be entitled to designate one person to be appointed to the Board of Directors of the Grantor. Within five business days of the giving of notice by the Grantee to the Grantor of the name of such designee, the Grantor, subject to the fiduciary obligations of the Board of Directors of the Grantor, shall cause such designee to be appointed to the Board of Directors of the Grantor. Thereafter, subject to the further provisions hereof, the Grantor's nominating committee (or any other committee exercising a similar function) shall recommend to the Board of Directors of the Grantor that such person designated by the Grantee be included in the slate of nominees recommended by the Board of Directors to the shareholders for election as directors at each annual meeting of shareholders of the Grantor. In the event that the designee of the Grantee shall cease to serve as a director for any reason, the vacancy resulting thereby shall be filled by the designee of the Grantee. The Grantee agrees that it will not seek to elect any person to the Board of Directors of the Grantor not recommended by the Board of Directors in accordance with the foregoing. If any such person has been designated by the Grantee and not approved by the Board of Directors, the Grantee shall be permitted to designate a substitute designee for such person in accordance with this Section 6(b). Notwithstanding the foregoing, the Grantor shall not be required to nominate the designee of the Grantee, and shall be entitled to request and receive the resignation of any designee of the Grantee then serving on the Board of Directors of the Grantor, at any time that the Grantee then beneficially owns less than 16,100,000 shares of Common Stock. The Grantee and the Grantor agree to take such steps


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as may be necessary to give effect to this Section 6(b) in a manner consistent with applicable law.

         7. COVENANTS OF THE GRANTEE. For so long as, and at any time that, a designee of the Grantee is a member of the Board of Directors of the Grantor, the Grantee covenants and agrees that the Grantee will not enter into any agreement or understanding with any person with respect to the voting of any shares of Common Stock it may beneficially own, and shall vote all such shares beneficially owned by it (unless the aggregate of all such shares of Common Stock beneficially owned by the Grantee and its affiliates exceeds 50% of the outstanding shares of Common Stock) in favor of the Grantor's nominees for election of directors.

         8. RIGHT OF FIRST REFUSAL. If a Change in Control Event (as defined herein) has not then already occurred, if the Grantee, at any time prior to the first anniversary of the Merger Termination Date, seeks to sell all or any part of the Shares (i) in a transaction registered under the Securities Act (other than in a registered public offering in which the underwriters are instructed to achieve a broad public distribution) or (ii) in a transaction not required to be registered under the Securities Act (other than in a transfer by operation of law upon consummation of a merger), it shall give the Grantor (or a designee of the Grantor) the opportunity, in the following manner, to purchase such Shares:

         (a) The Grantee shall give notice to the Grantor in writing of its intent to sell Shares (a "Disposition Notice"), specifying the number of Shares to be sold, the price and, if applicable, the material terms of any agreement relating thereto. For purposes of this Section 8, if the Disposition Notice is given with respect to the sale of the Shares pursuant to a tender or exchange offer, it shall be assumed that all Shares tendered will be accepted for payment. The Disposition Notice may be given at any time, including prior to the giving of any Stock Exercise Notice.

         (b) The Grantor or its designee shall have the right, exercisable by written notice given to the Grantee within five business days after receipt of a Disposition Notice (or, if applicable, in the case of a proposed sale pursuant to a tender or exchange offer for shares of Common Stock, by written notice given to the Grantee at least two business days prior to the then announced expiration date of such tender or exchange offer (the "Expiration Date") if such Disposition Notice was given at least four business days prior to such Expiration Date), to purchase all, but


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



not less than all, of the Shares specified in the Disposition Notice at the price set forth in the Disposition Notice. If the purchase price specified in the Disposition Notice includes any property other than cash, the purchase price to be paid by the Grantor shall be an amount of cash equal to the sum of (i) the cash included in the purchase price plus (ii) the fair market value of such other property at the date of the Disposition Notice. If such other property consists of securities with an existing public trading market, the average of the last sales prices for such securities on the five trading days ending five days prior to the date of the Disposition Notice shall be used as the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and at the time of the closing referred to in paragraph (c) below, agreement on the value of such other property has not been reached, the average of the closing prices for the Grantor's Common Stock on the five trading days ending five days prior to the date of the Disposition Notice shall be used as the per share purchase price; provided, however, that promptly after the closing, the Grantee and the Grantor or its designee, as the case may be, shall settle any additional amounts to be paid or returned as a result of the determination of fair market value of such other property made by a nationally recognized investment banking firm selected by the Grantor and approved by the Grantee within thirty days of the closing. Such determination shall be final and binding on all parties hereto. If, at the time of the purchase of any Shares by the Grantor (or its designee) pursuant to this Section 8, a tender or exchange offer is outstanding, then the Grantor (or its designee) shall agree at the time of such purchase to promptly pay to Grantee from time to time such additional amounts, if any, so that the consideration received by Grantee with respect to each Share shall be equal to the highest price paid for a share of Common Stock pursuant to such tender or exchange, or pursuant to any other tender or exchange offer outstanding at any time such tender or exchange offer is outstanding.

         (c) If the Grantor exercises its right of first refusal hereunder, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place within five business days after the notice of such exercise (or, if applicable, in the case of a tender or exchange offer, no later than one business day prior to the expiration date of the offer if written notice was given within the time set forth in the parenthetical in the first sentence of paragraph (b) above); provided, however, that at any time prior to the closing of the purchase of Shares hereunder, the Grantee may determine not to sell the Shares


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



and revoke the Disposition Notice and, by so doing, cancel the Grantor's right of first refusal with respect to the disposition in question. The Grantor (or its designee) shall pay for the Shares in immediately available funds.

         (d) If the Grantor does not exercise its right of first refusal hereunder within the time specified for such exercise, the Grantee shall be free for 90 days following the expiration of such time for exercise to sell or enter into an agreement to sell the Shares specified in the Disposition Notice, at the price specified in the Disposition Notice or any price in excess thereof and otherwise on substantially the same terms set forth in the Disposition Notice; provided, that if such sale is not consummated within such 90-day period, then the provisions of this Section 8 will again apply to the sale of such Shares.

         (e) For purposes of the Agreement, a "Change in Control Event" shall be deemed to have occurred if (i) any person has a acquired beneficial ownership of more than fifty percent (excluding the Shares) of the outstanding shares of Common Stock or (ii) the Grantor shall have entered into an agreement, including without limitation an agreement in principle, providing for a merger or other business combination involving the Grantor or the acquisition of 20% or more of the assets of the Grantor and its subsidiaries, taken as a whole.

         9. REPURCHASE OF SHARES; SALE OF SHARES. (a) If a Change in Control Event has not occurred prior to the first anniversary date of the Merger Termination Date, then beginning on such anniversary date, the Grantor shall have the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares at the greater of (i) the Purchase Price, or (ii) the average of the closing prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within thirty days following the first anniversary of the Merger Termination Date, the Repurchase Right terminates. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 10 business days and not earlier than the next business day following the date such notice is given) for the closing of such purchase.

         (b) At any time prior to the first anniversary of the Merger Termination Date, the Grantee shall have the right to sell (the "Sale Right") to the Grantor all, but not less than all, of the Shares at the greater of (i) the


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



Purchase Price, or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantee gives written notice of its intention to exercise the Sale Right. If the Grantee does not exercise the Sale Right prior to the first anniversary of the Merger Termination Date, the Sale Right terminates. In the event the Grantee wishes to exercise the Sale Right, the Grantee shall send a written notice to the Grantor specifying a date closing not later than 20 business days and not earlier than 10 business days following the date such notice is given for the closing of such sale.

         10. REGISTRATION RIGHTS. (a) In the event that the Grantee shall desire to sell any of the Shares within three years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Grantor or any other material transaction involving the Grantor.

         (b) If the Common Stock is registered pursuant to the provisions of this Section 10, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be


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



requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; PROVIDED, HOWEVER, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates and its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934 against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; PROVIDED, HOWEVER, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

         11. PROFIT LIMITATION. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $150 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) deliver to the Grantor for cancellation Shares previously purchased by Grantee, (b) pay cash or other consideration to the Grantor or (c) undertake any combination thereof, so that Grantee's Total Profit shall not exceed $150 million after taking into account the foregoing actions.

         (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below)


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



of more than $150 million and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $150 million; PROVIDED, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

         (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 8.03(e) of the Merger Agreement and Section 1(c) hereof, (ii) (x) the amount received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to Sections 8 or 9 hereof, less (y) the Grantee's purchase price for such Shares, and (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

         (d) As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         12. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

         13. SPECIFIC PERFORMANCE. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such


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



a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

         14. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                  If to the Grantor:


                  Staples, Inc.
                  One Research Drive
                  Westborough, MA 01581
                  Attn: Secretary
                  Telecopy: (508) 370-7805

                  With a copy to:


                  Hale and Dorr
                  60 State Street
                  Boston, MA 02109
                  Attn: Mark G. Borden, Esq.
                  Telecopy: (617) 526-5000

                           and

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, NY 10004
                  Attn: James C. Morphy, Esq.
                  Telecopy: (212) 558-3299

                  If to the Grantee:


                  Office Depot, Inc.
                  2200 Old Germantown Road
                  Delray Beach, FL 33445
                  Attn: Secretary
                  Telecopy: (561) 266-1850

                  With a copy to:


                  Kirkland & Ellis
                  200 East Randolph Street
                  Chicago, IL 60601
                  Attn: Willard G. Fraumann, Esq.
                  Telecopy: (312) 861-2200




         15. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; PROVIDED, HOWEVER, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

         16. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

         17. ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

         18. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

         19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

         20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

         21. TERMINATION. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date on which Grantee realizes a Total Profit of $150 million and (iii) 90 days after the Merger Termination Date (the date referred to in clause (iii) being hereinafter referred to as the "Option Termination Date"); PROVIDED THAT, if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a) or Section 2(b) hereof have not yet been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise has been removed; and PROVIDED, FURTHER, THAT, if at any time the Grantee seeks to exercise the Option by delivery of a Stock Exercise Notice but is unable to do so with respect to all of the Shares subject to the Option at the Purchase Price because of the limitation on profit contained in Section 11(b) hereof, the Option Termination Date shall be extended for an additional 180 days from the date of such Stock Exercise Notice (but in no event shall the Option Termination Date be more than 270 days after the Merger Termination Date).

         All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

         22. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforce- able, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         23. PUBLIC ANNOUNCEMENT. The Grantee will consult with the Grantor and the Grantor will consult with the Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law.

         IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                            OFFICE DEPOT, INC.


                                            By: /s/ Barry J. Goldstein
                                               ------------------------------
                                                 Title

                                            STAPLES, INC.

                                            By: /s/ Thomas G. Stemberg
                                               ------------------------------
                                                 Title